Sheet1

CMA Money Fund
File Number: 811-2752
CIK Number: 215457
For the Period Ending: 03/31/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended March 31, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/05/2000	$ 600,000	Student Loan Maketing	5.000%	04/12/2002
04/14/2000	1,000,000	Federal National MTG ASS	5.000	11/05/2001
09/06/2000	1,474,000	Student Loan Maketing	5.000	03/18/2002
11/01/2000	300,000	Federal National MTG ASS	6.435	12/26/2000
01/04/2001	50,000	Federal National MTG ASS	5.280	06/04/2001
02/05/2001	100,000	US Treasury Note	4.750	01/31/2003
02/23/2001	500,000	Federal National MTG ASS	5.100	05/10/2001
03/09/2001	250,000	Federal National MTG ASS	4.740	07/09/2001
03/09/2001	200,000	Federal National MTG ASS	5.820	06/07/2001
03/19/2001	150,000	Federal National MTG ASS	4.650	06/14/2001
03/29/2001	125,000	Federal National MTG ASS	4.300	03/22/2002
03/30/2001	95,000	Federal National MTG ASS	4.300	03/22/2002

Last Updated on 05/29/2001
By Win95 User